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                             SUBADVISORY AGREEMENT


     This Agreement is between The Lincoln National Life Insurance Company (the "Company"), an Indiana corporation, and Delaware Lincoln Investment Advisers, a series of Delaware Management Business Trust ("DLIA") with respect to Lincoln National Variable Annuity Fund A (the "Fund"). This Agreement is effective as of January 1, 2001.

     In consideration of the mutual promises set forth below, the parties agree as follows:

     1. DLIA shall furnish to the Company such services as the Company may request in connection with the Company's performance of its obligations under its contract with the Fund. The Company will continue to have responsibility for all services under its contract with the Fund.

     2. The Company shall reimburse DLIA for costs and expenses incurred by DLIA, determined in a manner acceptable to the Company, in furnishing the services described in paragraph 1 above.

     3. This Agreement may be terminated by either party at any time upon not less than thirty (30) days prior written notice to the other party. This Agreement will terminate automatically in the event of its assignment. No termination of this Agreement will affect the terms of contracts between the Company and the Fund. In the event of the assignment or termination of the Company's advisory contracts with the Fund, this Agreement will terminate automatically.

     4. This Agreement shall continue in effect for a period of more than two years from its execution only so long as such continuance is specifically approved at least annually in accordance with the requirements of the Investment Company Act of 1940 applicable to continuation of advisory contracts.

THE LINCOLN NATIONAL                        DELAWARE LINCOLN INVESTMENT
LIFE INSURANCE COMPANY                      ADVISERS, a series of Delaware
                                            Management Business Trust



By: ______________________________          By: ________________________________
    Name:                                       Name:
    Title:                                      Title:


Attest:                                     Attest:


__________________________________          ____________________________________